Exhibit 99.3

VOTING AGREEMENT

This Voting Agreement is entered into between ChoiceOne Financial Services, Inc. and each of the undersigned directors and executive officers of Fentura Financial, Inc. (the "Company").  Each of the undersigned directors and executive officers hereby agrees in his or her individual capacity as a shareholder to vote his or her shares of Company Common Stock that are registered in his or her personal name (and agrees to use his or her reasonable efforts to cause all additional shares of Company Common Stock owned jointly by him or her with any other person or by his or her spouse or over which he or she has voting influence or control to be voted) in favor of the Agreement and Plan of Merger by and between ChoiceOne Financial Services, Inc. and Company, dated July 25, 2024 (the "Plan of Merger").  In addition, each of the undersigned directors and executive officers hereby agrees not to make any transfers of shares of Company Common Stock with the purpose of avoiding his or her agreements set forth in the preceding sentence and agrees to cause any transferee of such shares to abide by the terms of this Voting Agreement.  Each of the undersigned is entering into this Voting Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or shall be construed to require any of the undersigned, (a) in his or her capacity as a director of Company or (b) in his or her capacity as a trustee, personal representative or other fiduciary capacity, to act or fail to act in accordance with his or her duties in such director or fiduciary capacity. Furthermore, none of the undersigned makes any agreement or understanding herein in his or her capacity as a director of Company.  Nothing contained in this Voting Agreement shall be deemed to vest in Purchaser (as defined in the Plan of Merger) any direct or indirect ownership or incidence of ownership of or with respect to any of the Company Common Stock. All rights, ownership and economic benefits of and relating to the Company Common Stock shall remain and belong to the applicable shareholder and Purchaser shall not have any power or authority to direct any shareholder in the voting of any of the Company Common Stock or the performance by any shareholder of its duties or responsibilities as a shareholder of the Company, except as expressly provided in this Voting Agreement. For the avoidance of doubt, this is a voting agreement only, and is not to be interpreted as a written consent to the Merger (as defined in the Plan of Merger) or as granting Purchaser a proxy to vote the Company Common Stock subject to this Voting Agreement. Subject to any specific provisions of this Voting Agreement, it is the intent of the parties to this Voting Agreement that Purchaser by reason of this Voting Agreement shall be deemed (until consummation of the Merger) not to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company. Notwithstanding any contrary provision herein, this Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earliest of (i) the consummation of the Merger (as defined in the Plan of Merger); (ii) the termination of the Plan of Merger in accordance with its terms; (c) a Company Adverse Recommendation Change (as defined in the Plan of Merger); or (d) December 31, 2026.  Each of the undersigned directors and executive officers acknowledges that he or she has had an opportunity to be advised by counsel of his, her or its choosing with regard to this Voting Agreement and the transactions and consequences contemplated by this Voting Agreement. Each of the undersigned directors and executive officers further acknowledges that he, she or it has received a copy of the Plan of Merger and is familiar with its terms. This Voting Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.  This Voting Agreement evidences the entire agreement among the parties to this Voting Agreement with respect to the matters provided for in this Voting Agreement and there are no agreements, representations or warranties with respect to the matters provided for in this Voting Agreement other than those set forth in this Voting Agreement and in the Plan of Merger.

[Signature page follows.]

Dated July 25, 2024

CHOICEONE FINANCIAL SERVICES, INC.

/s/ Kelly J. Potes
By:	Kelly J. Potes
Its:	Chief Executive Officer

/s/ Ronald L. Justice		/s/ Aaron D. Wirsing
Ronald L. Justice		Aaron D. Wirsing

/s/ Craig L. Johnson		/s/ Mark F. Bole
Craig L. Johnson		Mark F. Bole

/s/ Bob A. Herdoiza		/s/ Randy D. Hicks, M.D.
Bob A. Herdoiza		Randy D. Hicks, M.D.

/s/ Kristen F. Holt		/s/ Steven T. Krause
Kristen F. Holt		Steven T. Krause

/s/ Thomas P. McKenney		/s/ Kelly A. Myers
Thomas P. McKenney		Kelly A. Myers

/s/ Brian P. Petty		/s/ Ronald K. Rybar
Brian P. Petty		Ronald K. Rybar

/s/ Debra F. Williams
Debra F. Williams